UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


                          SCHEDULE 13G


            Under the Securities Exchange Act of 1934
                    (Amendment No. __1___)*

                    ION Networks, Inc.
      ______________________________________________________
                        (Name of Issuer)

               Common Stock, $0.001 Par Value
      ______________________________________________________
                 (Title of Class of Securities)

                         46205P100
               ____________________________________
                         (CUSIP Number)

                     December 31, 2000
     -------------------------------------------------------
     (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     -x--      Rule 13d-1(b)
     ----      Rule 13d-1(c)
     ----      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





CUSIP No. 46205P100                13G         Page  2   of   14
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(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Special Situations Fund III, L.P. ("The Fund") F13-3737427 MGP Advisers Limited Partnership* ("MGP") F13-3263120
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
     Instructions)
  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY
----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER   See Marxe/Greenhouse

   SHARES       -------------------------------------------------

BENEFICIALLY   (6) SHARED VOTING POWER             None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER  See Marxe/Greenhouse

 REPORTING     -------------------------------------------------
PERSON WITH:   (8) SHARED DISPOSITIVE POWER        None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

     345,000
----------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.1
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (See Instructions)

     IV/IA
----------------------------------------------------------------

* AWM Investment Company, Inc., a Delaware corporaiton is the
General Partner of this entity.








CUSIP No. 46205P100                13G         Page  3   of   14
----------------------------------------------------------------
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Special Situations Technology Fund, L.P.   F13-3937585
     ("SST")
     SST Advisers L.L.C. ("SSTA") F13-3937583
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
     Instructions)
  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY
----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER   See Marxe/Greenhouse

   SHARES       -------------------------------------------------

BENEFICIALLY   (6) SHARED VOTING POWER             None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER  See Marxe/Greenhouse

 REPORTING     -------------------------------------------------
PERSON WITH:   (8) SHARED DISPOSITIVE POWER        None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

      89,565
----------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      .5
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (See Instructions)

     IV/IA
----------------------------------------------------------------










CUSIP No. 587266107           13G             Page 4  of  14
----------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     Special Situations Cayman Fund, L.P. ("CAY") 98-0132442
     AWM Investment Comapny, Inc.  ("AWM") 11-3086452
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
     Instructions)

  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands, Delaware
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER   See Marxe/Greenhouse
  SHARES       -------------------------------------------------
BENEFICIALLY   (6) SHARED VOTING POWER            None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER  See Marxe/Greenhouse

 REPORTING     -------------------------------------------------
PERSON WITH:   (8) SHARED DISPOSITIVE POWER       None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
  120,000
----------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    .7
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     IV/IA
----------------------------------------------------------------










CUSIP No. 46205P100                13G         Page  5   of   14
----------------------------------------------------------------
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Special Situations Private Equity Fund, L.P. ("SSPE")
     F13-3916551
     MG Advisers L.L.C. ("MG") F13-3916549
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
     Instructions)
  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY
----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER   See Marxe/Greenhouse

   SHARES       -------------------------------------------------

BENEFICIALLY   (6) SHARED VOTING POWER             None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER  See Marxe/Greenhouse

 REPORTING     -------------------------------------------------
PERSON WITH:   (8) SHARED DISPOSITIVE POWER        None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

     315,000
----------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.9
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (See Instructions)

     IV/IA
----------------------------------------------------------------










CUSIP No. 46205P100          13G         Page 6  of  14 Pages
----------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

     Austin W. Marxe
     David M. Greenhouse
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
     Instructions)

  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER            869,565
  SHARES       -------------------------------------------------
BENEFICIALLY   (6) SHARED VOTING POWER           None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER       869,565
 REPORTING     -------------------------------------------------
PERSON WITH:    (8) SHARED DISPOSITIVE POWER      None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

         869,565
----------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.2
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     IN
----------------------------------------------------------------









                                        Page 7 of 14 Pages

Item 1.
(a)  Name of Issuer:  ION Networks, Inc.
(b)  Address of Issuer's Principal Executive Offices:
     21 Meridian Road, Edison, NJ  08820
Item 2.
(a) Name of Person Filing: This statement is filed on behalf of (i) Special Situations Fund III , L.P., a Delaware limited partnership ("SSF III"); (ii) Special Situations Technology Fund, L.P., a Delaware limited partnership ("SST") (iii) Special Situations Cayman Fund, L.P. , a Cayman Islands
limited partnership (the "Cayman Fund"); (iv) Special Situations Private Equity Fund, L.P., a Delaware limited partnership ("SSPE"); (v) MGP Advisers Limited Partnership, a Delaware limited partnership,("MGP"); (vi) SST Advisers
L.L.C., a Delaware limited liability company ("SSTA"); (vii) AWM Investment Company, Inc., a Delaware corporation ("AWM");
(viii) MG Advisers L.L.C., a New York limited liability company, ("MG"); (ix) Austin W. Marxe and (x) David
Greenhouse. Each of the foregoing is hereinafter individually referred to as a "Reporting Person" and collectively as the "Reporting Persons."
(b)  Address of Principal Business Office or, if none,
Residence:   The principal office and business address of the
Reporting Persons, other than the Cayman Fund, is 153 East 53 Street, New York, New York 10022. The principal office and business address of the Cayman Fund is c/o CIBC Bank and Trust
                                   Page 8 of 14 Pages
Company (Cayman) Limited, CIBC Bank Building, P.O. Box 694, Grand Cayman, Cayman Islands, British West Indies.
(c) Citizenship: SSF III, SST, and MGP are Delaware limited partnerships. SSTA is a Delaware limited liability company.
AWM is a Delaware corporaiton and MG is a New York limited liability company. The Cayman Fund was formed under the laws of the Cayman Island. Austin W. Marxe and David M. Greenhouse are United States citizens.
The principal business of SSF III, SST, the Cayman Fund and SSPE (individually, a "Fund" and, collectively, the "Funds")
is to invest in, sell, convey, transfer, exchange and
otherwise trade in principally equity and equity related securities. The principal business of MGP is to act as
general partner of and investment adviser to SSF III.   The
principal business of SSTA is to act as the general partner of
and the investment adviser to SST.   The principal business of
AWM is to act as general partner of MGP and general partner of and investment adviser to the Cayman Fund. The principal
business of MG is to act as general partner of SSPE.   MGP,
SSTA, AWM and MG are referred to herein, individually, as an
"Adviser" and, collectively, as the "Advisers."   The
principal occupation of Austin W. Marxe and David Greenhouse is to serve as officers, directors and members or principal shareholders of the Advisers.
2(d)      Title of Class of Securities: See cover sheets.
(e)       CUSIP Number:  See cover sheets.
                                   Page 9 of 14 Pages
Item 3. If this statement is filed pursuant to $240.13d-1(b) or 240.13d-2(b), check whether the person filing is a:
(a) ( )   Broker or Dealer registered under section 15 of the
          Act;
(b) ( )   Bank as defined in section 3(a) (6) of the Act;
(c) ( )   Insurance Company as defined in section 3(a) (19) of
          the Act;
(d) (x) Investment Company registered under section 8 of the Investment Company Act of 1940;
(e) (x)   An Investment Adviser in accordance with $240.13d
          -1(b)(I)(ii)(E);
(f) ( ) An employee benefit plan or endowment fund in accordance with $240.13d-1(b)(I)(ii)(F);
(g) (x) A parent holding company or control person in accordance with $240.13d-1(b)(1)(ii)(G);
(h) ( ) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) ( )   A church plan that is excluded from the definition
          of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
(j) ( )   Group, in accordance with $240.13d-1(b)(1)(ii)(J).
See Exhibit A attached hereto.
Item 4.   Ownership:
(a)  Amount Beneficially Owned:     869,565 shares of Common
Stock are beneficially owned by Austin W. Marxe and David
                                   Page 10 of 14 Pages
Greenhouse; of which 345,000 shares of common stock are owned by SSF III, 89,565 shares of common stock are owned by SST, 120,000 shares of common stock are owned by the Cayman Fund, and 315,000 are owned by SSPE.
(b) Percent of Class: 5.2 percent of the Common Stock are beneficially owned by Austin Marxe and David Greenhouse. 2.1 percent of the Common Stock are beneficially owned by SSF III,
 .5 percent are beneficially owned by SST, .7 percent are owned by the Cayman Fund, and 1.9 percent are owned by SSPE.
(c)  Number of Shares as to which the person has Rights to
 Vote and/or Dispose of Securities: SSF III, SST, CAY, SSPE, MGP, SSTA, AWM and MG have sole power to vote or to direct the vote and to dispose or to direct the disposition of all securities reported hereby which are respectively beneficially owned by each Fund and its Adviser.
Austin Marxe and David Greenhouse have shared power to vote or to direct the vote of and to dispose or to direct the disposition of securities reported hereby which are beneficially owned by Austin Marxe and David Greenhouse by virtue of being Executive Officers of the Investment Advisers.
Item 5. Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of
securities, check the following     .
Item 6.Ownership of More than Five Percent on Behalf of
                                   Page 11 of 14 Pages
 Another Person: SSF III, SST, CAY, and SSPE as owners of the securities in question, have the right to receive any dividends from, or proceeds from the sale of, such securities.
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on By the
Parent Holding Company:  See Exhibit A attached hereto.
Item 8. Identification and Classification of Members of the
 Group:  Not applicable
Item 9. Notices of Dissolution of Group:  Not applicable.
Item 10.  Certification:
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.







                                        Page 12 of 14 Pages
                         SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 9, 2001


               SPECIAL SITUATIONS FUND III, L.P.


               By:/s/ Austin W. Marxe
                  Austin W. Marxe
                  Managing Director

               MGP ADVISERS LIMITED PARTERSHIP


               By:/s/ Austin W. Marxe
                   Austin W. Marxe
                   President and Chief Executive Officer


               SPECIAL SITUATIONS TECHNOLOGY FUND, L.P.



               By:/s/ Austin W. Marxe
                   Austin W. Marxe
                   President and Chief Executive Officer

               SST ADVISERS, L.L.C.


               By:/s/ Austin W. Marxe
                   Austin W. Marxe
                   President and Chief Executive Officer


               SPECIAL SITUATIONS CAYMAN FUND, L.P.


               By: /s/ Austin W. Marxe
                   Austin W. Marxe
                   Managing Director

                                        Page 13 of 14 Pages


               AWM INVESTMENT COMPANY, INC.


               By: /s/ Austin W. Marxe
                   Austin W. Marxe
                   President and CEO




                    /s/ Austin W. Marxe
                    AUSTIN W. MARXE



                    /s/David M Greenhouse
                    DAVID M. GREENHOUSE


































                              Page 14 of 14 Pages





                          EXHIBIT A


     This Exhibit explains the relationship between the Reporting Persons. MGP Advisers Limited Partnership (MGP), a Delaware limited partnership, is the general partner of the Special Situations Fund III, l.P., a Delaware Limited Partnership. AWM Investment Company, Inc., a Delaware corporation, is the general partner of MGP and the general partner of and investment adviser to the Cayman Fund. SST Advisers, L.L.C., a Delaware limited liability company, is the general partner of and investment adviser to the Special Situations Technology Fund, L.P.. MG Advisers, L.L.C., a NEw York limited liablilty company, is the general partner of and investment adviser to the Special Situations Private Equity
Fund, L.P..   Austin W. Marxe and David M. Greenhouse are the
principal owners of MGP, SSTA, AWM and MG and are principally responsible for the selection, acquisition and disposition of the portfolios securities by the investment advisers on behalf of their Fund.